                                                                    Exhibit 23.1

               CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in the
Registration Statement (Form S-3 No. 333-00000) and related prospectus of Nalco
Holding Company for the registration of shares of its common stock and to the incorporation by reference therein of our reports dated February 4, 2005, with respect to the consolidated financial statements and schedules of Nalco Holding
Company included in its Annual Report (Form 10-K) as of December 31, 2004 and
2003 and for the year ended December 31, 2004 and for the period from November
4, 2003 through December 31, 2003 (Successor) and Ondeo Nalco Group for the year ended December 31, 2002 and for the period from January 1, 2003 through November
3, 2003 (Predecessor), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois
December 27, 2005